Exhibit 99.1

Isle of Capri Casinos, Inc. Enters into Agreement to Sell Isle of Capri Casino Hotel Lake Charles to Laguna Development Corporation

ST. LOUIS, MO — August 22, 2016 — Isle of Capri Casinos, Inc. (NASDAQ:ISLE) announced today that it has entered into a definitive agreement to sell the Isle of Capri Casino Hotel Lake Charles to an affiliate of Laguna Development Corporation (“LDC”), a Pueblo of Laguna-owned business based in Albuquerque, New Mexico.

Under the terms of the agreement, Kicks Entertainment, LLC, a newly formed entity owned by LDC and Eagle Holdings, LLLP, will purchase Isle of Capri Casino Hotel Lake Charles for cash consideration of approximately $134.5 million, which represents 7.8x fiscal 2016 Adjusted EBITDA, subject to a customary working capital adjustment.

Eric Hausler, chief executive officer of Isle of Capri Casinos, commented, “This transaction provides us with an opportunity to unlock significant value for our shareholders.  On a pro forma basis, we expect the transaction to increase Adjusted EBITDA margins, while further deleveraging our balance sheet. Following the completion of the sale, we intend to use the cash proceeds we receive from this transaction to reduce debt and for other corporate purposes.

“We have enjoyed owning and operating Isle of Capri Casino Hotel Lake Charles for more than 20 years, and we appreciate the hard work and dedication of our team.  While we work on a smooth transition to Kicks Entertainment, LLC, our focus remains on providing our customers with the great experiences they have come to expect from Isle of Capri Casino Hotel Lake Charles.”

Isle of Capri Casino Hotel Lake Charles will be accounted for as discontinued operations beginning in the fiscal 2017 second quarter.  The sale is expected to close in late fiscal 2017/early fiscal 2018, subject to the approval of the Louisiana Gaming Control Board, the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, as well as customary closing conditions.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with an exceptional experience at each of the 14 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  The Company currently operates gaming and entertainment facilities in Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACT:

Isle of Capri Casinos, Inc.,

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

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